Exhibit 99.1

NEWS RELEASE

For Immediate Release
September 29, 2011

For Further Information Contact:
David Bumgarner, Senior Vice President & CFO
(304) 769-1169

City Holding Company Declares Quarterly Cash Dividend

Charleston, West Virginia – City Holding Company, (NASDAQ:CHCO), a $2.7 billion bank holding company headquartered in Charleston, has declared a quarterly dividend of $0.34 per share to be paid on October 31, 2011 to shareholders of record as of October 14, 2011.

About City Holding Company
City Holding Company is the parent company of City National Bank of West Virginia.  In addition to the Bank’s 68 branch locations across West Virginia, Eastern Kentucky and Southern Ohio, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.  For more information on City Holding Company and its subsidiaries, please visit www.cityholding.com.

###